Exhibit 99.1

Pope Resources Announces $4.2 Million Sale To Emerald Communities

POULSBO, Wash., Aug. 6, 2015 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $4.2 million sale to Emerald Communities of a 17.5-acre parcel zoned for multi-family residential use located in the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"Emerald Communities' plan for its Heron's Key senior community with independent living and a continuum of on-site care is a great addition to our Gig Harbor project," said Tom Ringo, President and CEO. "This sale continues the excellent progress we have made this year toward full absorption of the Harbor Hill residential lots."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, VP & CFO, 360.697.6626, Fax 360.697.1156